Exhibit 99.1

ecoTECH Energy Group, Inc. Announces Acquisition of Primary Site for its Combined Heat and Power Electricity Generation Station

Mar. 16, 2011 (Marketwire) —

VANCOUVER, BRITISH COLUMBIA — (Marketwire) — 03/16/11 — ecoTech Energy Group, Inc (OTCBB:ECTH), headquartered in Seattle, WA, is pleased to announce the completion of its acquisition for the primary site for the ecoTECH McBride eco-Industrial Park and the planned Combined Heat and Power Electricity generating station. The site location is 7 kilometers Northwest of McBride, British Columbia, on Yellowhead Highway 16. ecoTECH plans to immediately proceed with re-zoning and permitting of the planned operations. The finished eco-Industrial Park will have a variety of eco-friendly industries including tenants from initiatives that can only be put in place with the reliable and adequate heat and power services planned. Rich in local history, the site is currently abandoned and contains derelict buildings that will be replaced with a modern industrial complex of sustainable fresh food greenhouses, an aquaculture facility and a cold store that will heated/chilled by heat exchangers fed by the surplus heat from power generation, to be fueled by logging residuals and culls.

The site currently features the northwest re-closure switch station of the BC Hydro islanding system, recently installed to encompass all McBride consumers in the 20 km Highway 16 corridor between Lamming Mills and Holmes River. The power island was installed to buffer the problems that McBride was suffering from being the highest blackout area on the BC Hydro grid and it is now serviced by emergency BC Hydro bio-diesel generators that are scheduled to be phased out as local Independent Power Producers come on line. At that time, the Robson Valley Independent Power Producers, including ecoTECH's McBride Energy Corporation, Holmes River Hydro, Castle Mountain Power and Snowshoe Power, will also be able to prevent the rolling power surges, which still plague the line and damage electronics in the village. Line losses in the Valley will also reduce dramatically.

In addition, a second adjacent expansion site is under discussion and the Company looks forward to announcing its plans for the site in its 165 acre entirety when completed.

The Company is in the ground-breaking stage of three large projects located across North America, in both the U.S. and Canada. Using local wood waste biomass, these projects will provide electricity and fuel products to multiple communities, with excess energy production available to external utility companies and energy brokers which can be transferred easily via the Grid infrastructure. In addition to utilizing the Company's proprietary technologies, these projects will also incorporate proven technologies created by external parties with which the Company has partnered. ecoTECH's focus is within North America first, however, plans to pursue other world markets subsequently. The Company has evaluated a number of value added processes to provide maximum return on investments and meet market demands for biomass products. Using low cost heat and steam vented from the adjacent Power Station, biomass will be processed at temperatures ranging from 200 degrees to 320 degrees c in the absence of oxygen to produce torrefied pellets. Torrefied pellets or briquettes ("green fuel") will be produced for markets in Europe, North America and other areas where coal-fired power plants are seeking low carbon fuels. (Torrefied wood briquettes have higher energy content and none of the ash and mineral contaminants that are embedded in standard fossil coal).

About ecoTech Energy Group, Inc.

ecoTECH Energy Group, Inc. is a development-stage renewable energy company which plans to manufacture biomass-fueled power stations that produce renewable and sustainable "green" energy products. ecoTECH specializes in the development and operations of thermal, 24/7, "firm" electricity supply from "zero-carbon-footprint" power stations which utilize proprietary ecoTECH technologies that have been continuously improved and refined over the past 30 years. ecoTECH intends to build five Combined Heat and Power Stations across North America during the next five to seven years. More information about the Company may be found at www.ecotechenergygroup.com.

Notice regarding forward-looking statements

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding our future financial performance or results of operations, including expected revenue growth. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements can be found in the reports that we have filed with the Securities and Exchange Commission.

Contacts:
ecoTech Energy Group, Inc.
Investor Relations
(213) 254-2440
ir@ecotechenergygroup.com
www.ecotechenergygroup.com

Source: Marketwire (March 16, 2011 - 2:14 PM EDT)

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